Exhibit 5

Basel, May 9, 2005

To: Syngenta AG

Dear Sirs:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”) to register under the United States Securities Act of 1933, as amended, the offering and sale of (i) 1,000,000 American Depositary Shares representing Shares of Syngenta AG (such shares of Syngenta, the “Shares”) issuable pursuant to the Syngenta Corporation Employee Stock Purchase Plan (the “ESPP”) of Syngenta AG, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates or public officials and other instruments as we have deemed necessary for the purpose of this opinion.

Upon the basis of the foregoing, we are of the opinion that the Shares acquired pursuant to the ESPP, when and to the extent issued pursuant to the ESPP will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

Christoph Maeder	Damian Heller
General Counsel	Company Secretary

Exhibit 5-1